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                                                                  Exhibit 2.2


                      NON-COMPETE AND TERMINATION AGREEMENT


     THIS NON-COMPETE AND TERMINATION AGREEMENT (this "Agreement"), dated as of July 24, 1997, is made and entered into by Nortek, Inc., a Delaware corporation ("Parent"), Ply Gem Industries, Inc., a Delaware corporation (the "Company") and Jeffrey S. Silverman (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, concurrently herewith, Parent, NTK Sub, Inc. ("Sub") and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Executive agree, and Executive has agreed, to enter into this Agreement;

     WHEREAS, but for his obligations under this Agreement, subsequent to the closing of the Merger, Executive would not otherwise be bound by any contractual obligations restricting his ability to compete with the Company;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT AGREEMENT. Executive hereby represents and warrants that his employment relationship with the Company is pursuant to and governed by the Employment Agreement dated July 17, 1986, between Executive and the Company, as amended on October 15, 1987; June 2, 1990; February 19, 1991; November 3, 1992; December 23, 1992; December 31, 1994; June 10, 1995; August 1, 1995; April 30,
1996; December 27, 1996; and April 11, 1997, a true and correct copy of which has been furnished to Parent (the "Employment Agreement").

     2. TERMINATION OF EMPLOYMENT AGREEMENT. Effective as of the Effective Time
(a) Executive hereby tenders his resignation as an officer and director of the Company and each of its Subsidiaries, and (b) the Employment Agreement shall be terminated in full without any further action on the part of the Company or Executive. Except as expressly provided in this Agreement (including the exceptions set forth in Section 4(a)), from and after the date of termination of the Employment Agreement, Executive shall not be entitled to receive any further wages, compensation or benefits arising pursuant to the Employment Agreement or his


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employment relationship with the Company or any of its Subsidiaries (including, without limitation, compensation previously deferred by the Executive under the terms of the Employment Agreement or otherwise and which become due on or after the date hereof) and Executive shall not be entitled to any post termination wages, compensation or benefits (including, without limitation, severance pay, deferred compensation payments, nonqualified supplemental executive retirement plan payments, vacation pay or sick pay). As liquidated damages for the termination of the Employment Agreement, the Company hereby agrees to pay Executive immediately after the Effective Time, by means of wire transfer of immediately available funds, a sum in the amount of $22,592,150; PROVIDED, HOWEVER, that the amount of $22,592,150 shall be reduced by any amounts advanced (except for the amounts on Annex II) to the Executive as bonus for 1997 under the terms of his Employment Agreement prior to the Effective Time. Except as provided in paragraph 5 hereof and as described in Annex II, the Executive hereby waives any and all rights to recover amounts of salary or bonus deferred by him in accordance with the April 11, 1997 amendment to the Employment Agreement.

     3. FORGIVENESS OF INDEBTEDNESS. Effective as of the termination of the Employment Agreement, the Company hereby forgives in its entirety and hereby releases all of its rights in respect of the indebtedness described on Annex II attached hereto including, without limitation all principal and interest that may be due and owing or that may become due and owing thereunder. An amount equal to $11,407,850 of the indebtedness forgiven hereunder shall be in consideration of the termination of the Employment Agreement as provided in
Section 2. The remainder of the indebtedness forgiven hereunder shall be in consideration of the noncompetition agreement provided in Section 7. Notwithstanding the foregoing, any indebtedness owed to the Company or any of its Subsidiaries by Executive and which is not described on Annex II shall not be released pursuant to this Section 3 and shall remain in full force and effect notwithstanding the terms of any other agreement or arrangement between the Company or any of its Subsidiaries and Executive to the contrary. Except with respect to interest that may hereafter accrue on the indebtedness described on Annex II, from and after the date of this Agreement, if Executive should after the date of this Agreement borrow any additional funds from, or incur any additional indebtedness to, the Company or any of its Subsidiaries, then the cash payment to be paid to Executive pursuant to Section 1 shall be reduced on a dollar for dollar basis by the amount of such additional borrowing or indebtedness; PROVIDED that, in no event shall Executive incur such additional borrowing or indebtedness in excess of $1,000,000.

     4. RELEASE OF CLAIMS.

     (a) RELEASE BY EXECUTIVE. Effective as of the Effective Time, Executive hereby releases and discharges the Released Parties from all Claims and Damages, including those related to, arising from, or attributed to (i) his employment with, and membership on the Boards of Directors for, the Company and its Subsidiaries and resignations therefrom, (ii) the Employment Agreement, and
(iii) all other acts or omissions related to any matter at any time prior to and including the date of termination of the Employment Agreement; except that this




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release shall not include Executive's (A) entitlement to continued group medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (B) vested accrued Benefits in the Company's qualified employee benefit plans described in Annex III attached hereto, (C) rights arising under the Merger Agreement, (D) rights of Executive arising under this Agreement, and (E) his right to be reimbursed for reasonable out-of-pocket costs and expenses incurred after the date of this Agreement and prior to the Effective Time in connection with services rendered by Executive to, or on behalf of, the Company. Executive understands and expressly agrees that, unless specifically excluded from this release, this release extends to all Claims and Damages of every nature and kind, known or unknown, suspected or unsuspected, past or present, whether or not these Claims and Damages were set forth in any writing, and that all such Claims and Damages are hereby expressly settled or waived.

     (b) LIMITATION. Nothing herein shall be interpreted as obligating the Company, Purchaser or Parent to pay, make reimbursement for or otherwise assume responsibility for any Taxes imposed on Executive or for any other amount relating to any of Executive's Tax obligations or liabilities.

     (c) DEFINITIONS. As used in this Section 4, the following terms shall have meanings set forth below:

          (i) "Claims" means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction, based on acts, omissions or other matters occurring on or before the date the parties sign this Agreement. This term includes, without limitation, lawsuits, petitions, complaints, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract (including, without limitation, the Employment Agreement), statute, regulation or ordinance. This term also includes, without limitation, any Claim of discrimination (based on age or any other factor) under any statute or law (including, without limitation, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e, et seq.; and the Americans with Disabilities Act, 42 U.S.C. ss. 12101, et seq.), and all Claims asserted by Executive, in writing or otherwise, or which could be asserted, by Executive.

          (ii) "Damages" means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction. This term includes, without limitation, actual, incidental, indirect, consequential, compensatory, liquidated, exemplary, and punitive damages; rescission, attorneys' fees; interest; costs; equitable relief; and expenses.

          (iii) "Released Parties" means and includes the Company and its Subsidiaries, and all of the foregoing entities' past, present and future shareholders,




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     directors, officers, employees, agents, insurance carriers, employee benefit plans (and such plans' fiduciaries, trustees, administrators and representatives), predecessors, successors, assigns, executors, administrators, attorneys and representatives, in both their corporate and individual capacities.


     5. SALARY. Executive shall be paid his regular salary of $228,598 per month, less lawful taxes and withholdings, to and through the date of termination of the Employment Agreement in accordance with the Company's customary payroll practices.

     6.   CONFIDENTIALITY.

          (a) PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. Executive acknowledges that the business of the Company and its Subsidiaries is highly competitive and that certain confidential contracts, books, records, and documents, confidential technical information concerning their services, pricing techniques, and computer system and software, and other confidential information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and its Subsidiaries use in their business to obtain a competitive advantage over their competitors. (All such information belonging to the Company and its Subsidiaries and not publicly available is jointly referred to herein as "Confidential Information and Trade Secrets.") Effective as of the Effective Time, Executive agrees that all Confidential Information and Trade Secrets are the exclusive, confidential, and proprietary information and property of the Company and, except as necessary to perform the consulting services to be provided hereunder, will not be used by Executive for any other purpose or in any other manner. Executive further acknowledges that protection of such Confidential Information and Trade Secrets against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position. Executive hereby agrees that he will not make any unauthorized disclosure of any such Confidential Information and Trade Secrets, or make any unauthorized use thereof. In the event that Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information and Trade Secrets, Executive agrees to use his reasonable efforts to provide the Company with prompt notice of such request(s) to enable the Company to seek an appropriate protective order; provided, however, that Executive shall not be prohibited from complying with any such request unless an appropriate protective order is in place.

          (b) Scope of Prohibited Activities; Remedies. Executive acknowledges that the scope of prohibited activities, and time of duration of the provisions of this Section 6 are reasonable and are no broader than are necessary to protect the goodwill and legitimate business interests of the Company and its Subsidiaries. Executive also acknowledges that the provisions of this Section 6 do not and will not impose any unreasonable burden on Executive. Executive further acknowledges that a violation of this Section 6 will cause irreparable damage to the Company and its Subsidiaries, entitling them to an injunction and other equitable relief



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in a court of competent jurisdiction against Executive. In addition, the Company and its Subsidiaries shall be entitled to whatever other remedies they may have at law, including, without limitation, reasonable attorneys fees and costs incurred by the Company and its Subsidiaries in enforcing the terms of this
Section 6.

     7.   NON-COMPETITION AGREEMENT.

          (a) NON-COMPETITION. Except as expressly permitted herein, effective as of the Effective Time Executive agrees that he shall not, until 11:59 p.m. on the second anniversary of the Effective time:

               (i) directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which in any way competes with the Company or any of its Subsidiaries in the business of manufacturing, marketing or distributing wood or vinyl windows or doors or vinyl siding or in any other material business activity that the Company or any of its Subsidiaries is conducting as of the date of this Agreement (a "Competing Business") in the United States; PROVIDED, HOWEVER, that the Executive may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System that is a Competing Business if Executive does not, directly or indirectly, own 10% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 10% or more of any class of equity securities, of such entity;

               (ii) during the term of non-competition, use Executive's access to, knowledge of, or application of Confidential Information and Trade Secrets to perform any material duty for any Competing Business; it being understood and agreed to that this clause (ii) shall be in addition to and not be construed as a limitation upon the covenants in clause (i) hereof;

               (iii) directly or indirectly aid, abet, or otherwise assist in a material way any individual, business, or other organization or entity that is a Competing Business in the United States;

               (iv) directly or indirectly request or advise any present or future customers or suppliers of the Company or any of its Subsidiaries to cancel any contracts with the Company or any of its Subsidiaries or curtail their dealings with the Company or any of its Subsidiaries;




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               (v) directly or indirectly request or advise any present or future service provider or financial resource of the Company or any of its Subsidiaries to withdraw, curtail, or cancel the furnishing of such service or resource to the Company or any of its Subsidiaries; or


               (vi) directly or indirectly hire, attempt to hire, or contact or solicit with respect to hiring any then significant employee of the Company or any of its Subsidiaries, or otherwise induce or attempt to influence any employee of the Company to terminate his or her employment.

          (b) NON-COMPETITION FEE. In consideration of the non-competition agreement described in this Section 7, the Company hereby agrees to forgive the portion of the indebtedness (as reduced by the amount thereof allocated to the termination of Executive's Employment Agreement as described in Section 2) owed to the Company by Executive as described in Section 3.

          (c) SCOPE OF PROHIBITED ACTIVITIES; REMEDIES. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of this Section 7 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company. Executive also acknowledges that the provisions of this Section 7 do not and will not impose any unreasonable burden on Executive. Executive further acknowledges that violation of this Section 7 will cause irreparable damage to the Company and its Subsidiaries, entitling them to an injunction and other equitable relief in a court of competent jurisdiction against Executive. In addition, the Company and its Subsidiaries shall be entitled to whatever other remedies they may have at law, including, without limitation, reasonable attorneys fees and costs incurred by the Company and its Subsidiaries in enforcing the terms of this Section 7.

     8.   MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) CERTAIN EVENTS. Executive agrees that this Agreement and he obligations hereunder shall be binding upon his heirs, guardians, administrators or successors.

          (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

          (c)  AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended,



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changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.


          (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to Executive:   At the addresses set forth on signature pages hereto

     copy to:           Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                        551 Fifth Avenue
                        New York, New York  10176
                        Attn:  Joel I. Papernik
                        Telecopy:  (212) 697-6686

     If to Parent:      Nortek, Inc.
                        50 Kennedy Plaza
                        Providence, Rhode Island 02903
                        Attn:  Richard L. Bready
                        Telecopy: (401) 751-4724

     copy to:           Ropes & Gray
                        One International Place
                        Boston, Massachusetts 02110
                        Attn:  Douglass N. Ellis, Jr., Esq.
                        Telecopy:  (617) 951-7050

     If to the Company: Ply Gem Industries, Inc.
                        777 Third Avenue
                        New York, New York  10017
                        Attn:  Jeffrey S. Silverman
                        Telecopy:  (212) 888-0472

     copy to:           Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                        New York, New York  10006
                        Attn:  Victor Lewkow
                        Telecopy:  (212) 225-3999

or to such other address as the person to whom notice is given may have previously furnished



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to the others in writing in the manner set forth above.


          (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; PROVIDED that in the event of Executive's death then, the benefits to be received by Executive hereunder shall inure to his successors and heirs.

          (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          (l) JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding



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shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); PROVIDED, HOWEVER, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.


          (m) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

          (o) TAX REPORTING. As may be appropriate, the Company shall report the payments made hereunder by filing the appropriate 1099 or other appropriate forms for these amounts.

     9. TERMINATION. This Agreement shall terminate upon the termination of the Merger Agreement without any further action on the part of any party hereto.

     10. NEW AGREEMENTS. In the event the Company gives Parent the notice contemplated by Section 8.1(i) of the Merger Agreement, then the Company and Executive shall, within the time period specified in clause (ii) of such Section 8.1(i), extend to Parent, in connection with any adjustments in the terms and conditions of the Merger Agreement that Parent may propose pursuant to clause
(ii) of such Section 8.1(i), an opportunity to enter into such agreements or arrangements (with respect to Executive and his then existing agreements and arrangements with the Company) as specified in such notice on terms and conditions no less favorable to Parent as those specified in such notice.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                    /s/ Jeffrey S. Silverman
                                    -----------------------------------------
                                    Jeffrey S. Silverman



                                    Address:

                                    -----------------------------------------

                                    -----------------------------------------

                                    -----------------------------------------

                                    -----------------------------------------




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                                    Nortek, Inc.

                                        /s/ Kevin W. Donnelly
                                    By: ______________________________________

                                          Kevin W. Donnelly
                                    Name: ____________________________________

                                           Vice President, General Counsel
                                    Title: ___________________________________


                                    Ply Gem Industries, Inc.

                                        /s/ Herbert P. Dooskin
                                    By: ______________________________________

                                          Herbert P. Dooskin
                                    Name: ____________________________________

                                           Executive Vice President
                                    Title: ___________________________________

NORTEK




                                  July 28, 1997

By Facsimile
------------

Mr. Jeffrey S. Silverman
Ply Gem Industries, Inc.
777 Third Avenue
New York, NY 10017

Dear Mr. Silverman:

     Reference is hereby made to the Non-Compete and Termination Agreement dated as of July 24, 1997 (the "Silverman Agreement") among you, Nortek, Inc., a Delaware corporation ("Nortek"), and Ply Gem Industries, Inc., a Delaware corporation ("Ply Gem").

     In the Silverman Agreement, paragraph (i) 2 included three references, (ii) 4(a) included two references, (iii) 6(a) included one reference, and (iv) 7(a) included two references to the term "Effective Time". We hereby confirm the term "Effective Time" in such eight places shall be deemed deleted and replaced with the term "consummation of the Offer." All other terms and conditions of the Silverman Agreement are hereby confirmed.

                                  Very  truly yours,

                                  NORTEK, INC.



                                  By:/s/ Kevin W. Donnelly
                                     -----------------------------
                                     Kevin W. Donnelly
                                     Vice President/General Counsel



[NORTEK LETTERHEAD]

Agreed to and Accepted by:

PLY GEM INDUSTRIES, INC.


BY:/s/ Jeffrey S. Silverman
   ----------------------------
   Jeffrey S. Silverman
   Chairman



   /s/ Jeffrey S. Silverman
   ----------------------------
   Jeffrey S. Silverman